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                                                                      EXHIBIT 12
                          SONAT INC. AND SUBSIDIARIES

                       COMPUTATION OF RATIOS OF EARNINGS
                  FROM CONTINUING OPERATIONS TO FIXED CHARGES
                              TOTAL ENTERPRISE (A)




                                                                         Years Ended December 31,
                                                ------------------------------------------------------------------------


                                                     1994            1993           1992            1991            1990
                                                     ----            ----           ----            ----            ----

                                                                             (In Thousands)
Earnings from Continuing Operations:
    Income before income taxes                     $154,871        $364,198       $133,728        $ 98,374        $127,811
    Fixed charges (see computation below)           125,916         128,468        156,428         175,980         165,021
    Less allowance for interest capitalized          (6,692)         (4,101)        (8,422)         (7,951)         (6,184)
                                                   --------        --------       --------        --------        --------

Total Earnings Available for Fixed Charges         $274,095        $488,565       $281,734        $266,403        $286,648
                                                   ========        ========       ========        ========        ========

Fixed Charges:
    Interest expense before deducting
       interest capitalized                        $120,295        $122,204       $149,165        $168,510        $158,550
    Rentals(b)                                        5,621           6,264          7,263           7,470           6,471
                                                   --------        --------       --------        --------        --------

                                                   $125,916        $128,468       $156,428        $175,980        $165,021
                                                   ========        ========       ========        ========        ========


Ratio of Earnings to Fixed Charges                      2.2             3.8            1.8             1.5             1.7
                                                   ========        ========       ========        ========        ========





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(a)  Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing joint ventures.